EXHIBIT 99.1

Euramax International, Inc. Announces Tender Offer for its 8 1/2 % Senior Subordinated Notes due 2011

Norcross, Georgia (May 3, 2005) -  Today, Euramax International, Inc. (the “Company”) commenced a tender offer to purchase for cash any and all of its outstanding 8 1/2% Senior Subordinated Notes due 2011 (the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated May 3, 2005 (the “Statement”) and the related Consent and Letter of Transmittal.  In connection with the tender offer, the Company is soliciting consents to certain proposed amendments to the indenture governing the Notes (the “Indenture”).

If all conditions to the tender offer and consent solicitation are satisfied, holders of the Notes who validly tender their Notes pursuant to the tender offer and validly deliver their consents pursuant to the consent solicitation by 5:00 p.m., New York City time, on May 16, 2005 (the “Consent Date”), and do not validly withdraw their Notes or revoke their consents by such date, will be paid a total consideration for each $1,000 principal amount of the Notes equal to the present value (minus accrued interest) of (a) $1,042.50, the amount payable per $1,000 principal amount of the Notes on August 15, 2007, the first date on which the Notes are redeemable at a fixed price (the “First Redemption Date”), and (b) an amount equal to the interest that would have been paid on the Notes from the date of payment up to and including the First Redemption Date, in each case determined on the basis of a yield to the First Redemption Date equal to the sum of (i) the yield of the 3.25% U.S. Treasury Note due August 15, 2007, plus (ii) a fixed spread of 50 basis points. In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the date of payment.

In connection with the tender offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the Indenture and to modify the defeasance and certain other provisions contained in the Indenture.  The Company is offering to make a consent payment of $20 per $1,000 principal amount of the Notes (which is included in the total consideration described above) to holders who validly tender their Notes prior to the Consent Date. Holders who tender their Notes after the Consent Date will not receive the consent payment. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on June 1, 2005, unless otherwise extended or earlier terminated by the Company (the “Expiration Date”).  Subject to the terms and conditions of the tender offer, payment for any Notes tendered will be made promptly after the Expiration Date.

The tender offer is conditioned on, among other things, the following:

•                  there being validly tendered prior to the Expiration Date and not validly withdrawn at least a majority in aggregate principal amount of Notes outstanding;

•                  the receipt of consents of holders of at least a majority of the then aggregate outstanding principal amount of the Notes with respect to, and execution of a supplemental indenture providing for, the proposed amendments to the Indenture;

•                  receipt by the Company on or prior to the Expiration Date of net proceeds from the Related Financing Transactions (as defined in the Statement) or other available sources of cash, in each case, on terms and conditions satisfactory to the Company in its sole discretion and in an amount sufficient to pay the aggregate total consideration payable pursuant to the tender offer, plus all fees and expenses related to the tender offer and the consent solicitation; and

•                  the consummation of the proposed merger of the Company with Emax Merger Sub, Inc., an affiliate of Goldman, Sachs & Co., on or prior to the Expiration Date.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the tender offer and the consent solicitation are set forth in the Statement and in the related Consent and Letter of Transmittal.

Credit Suisse First Boston LLC (“CSFB”) and Goldman, Sachs & Co. (“Goldman Sachs”) are the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation.  Questions regarding the tender offer and consent solicitation should be directed to CSFB at 800-820-1653 (Toll Free) or 212-538-0652 or to Goldman Sachs at (800) 828-3182 (Toll Free) or (212) 357-8664.

Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, New York, NY 10005, 800-848-2998 (Toll Free) or (212) 269-5550.

Euramax International, Inc. is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities located in all major regions of the continental United States as well as in the United Kingdom, The Netherlands and France.  The Company’s customers include original equipment manufacturers; commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; home improvement contractors; distributors; industrial and architectural contractors; and manufactured housing producers.

Note regarding forward looking statements: Statements made by the Company which are not historical facts are forward looking statements that involve risks and uncertainties.  Statements including the words “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning also indicate forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed or implied in forward looking statements due to many important factors, including without limitation: risks associated with the Company’s substantial indebtedness, leverage and debt service; risks of increasing competition; general economic or business conditions; the Company’s exposure to fluctuations in the price of its primary raw materials such as steel and aluminum; fluctuations in currency exchange and interest rates; the Company’s ability to retain management; and increases in the costs of compliance with laws and regulations, including environmental laws and regulations.  For further information on these and other risks, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Contact:	Euramax International, Inc.
R. Scott Vansant
(770) 449-7066